Exhibit 99.1

5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT:	MEDIA CONTACT:
William M. Bambarger, Jr.	Shany Seawright
Chief Financial Officer	Strategic Communications Group
Integral Systems, Inc.	Phone: 240-485-1081
Phone: 301-731-4233, Ext. 1244	sseawright@gotostrategic.com
Fax: 301-731-3183 www.integ.com

Integral Systems Announces Financial Results

for the Second Quarter of Fiscal Year 2008

Revenue grew 55% - Management raises EPS

outlook for the fiscal year to $1.90

Lanham, Md., April 28, 2008 — Integral Systems, Inc. (NASDAQ-ISYS) (“Company”) today reported financial results for the second quarter of fiscal 2008. Revenue for the quarter was $44.9 million, up $15.8 million or 55% from the second quarter of fiscal 2007. Second quarter income from operations was $5.8 million compared to $2.9 million for the second quarter of last fiscal year, and net income was $4.0 million ($0.44 per diluted share) compared to $2.1 million ($0.19 per diluted share) for the second quarter of fiscal 2007.

The second quarter results reflect solid financial performance and growth in all three of the Company’s operating segments. Government Ground Systems revenue grew 76% over the prior year due to increased revenue from two large government contracts. Commercial Ground Systems revenue grew 18% over the prior year due primarily to revenue from the Protostar contract and completion of work by the Company’s SAT subsidiary on several large government contracts. Space Communications Systems revenue grew 40% over the prior year due to higher demand for its products and services. Gross profit and operating income grew proportionately in all operating segments as a result of higher revenue.

The second quarter results add to a strong first quarter, resulting in year-to-date revenue of $82.2 million compared to $56.4 million for the same period in 2007. Revenue, gross profit and operating income are higher in fiscal 2008 over 2007 in all of the Company’s operating segments. “We are on target for another year of record revenue and earnings and all three of our operating groups are performing better than expected,” commented Alan Baldwin, chief executive officer. “Our growth strategy is beginning to materialize and all of our financial metrics are showing positive results.”

The results for the first six months of 2008 include a large amount of license revenue generated from the GPS OCX contract and recovery of R&D tax credits from prior years. Revenue and operating income is expected to be higher in 2008 as a result of these two factors as well as continuing higher demand for the Company’s products and services, particularly with the Air Force and national programs, partially offset by higher costs for investments in R&D efforts and infrastructure developments. Outstanding shares of the Company are lower in 2008 due to recent share repurchase. As a result of all of these factors, earnings for fiscal 2008 are now estimated to be $1.90 on a per share basis.

Mr. Baldwin and Mr. Bambarger, the Company’s CEO and CFO, respectively, will host a conference call today, April 28, 2008 at 11:00 a.m. Eastern Daylight Time (EDT) to discuss this earnings release and other Company business. To participate or listen to the call, dial 800-950-3502, ID number 21379851. An audio recording of the quarterly conference call will be available starting two hours after the start of the live broadcast. The audio recording will remain available until 1:00 p.m. ET on April 30, 2008 and can be obtained by calling 800-633-8284, ID number 21379851.

About Integral Systems

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported more than 205 different satellite missions for communications, science, meteorological, and earth resource applications. Integral Systems was the first company to offer an integrated suite of Commercial-Off-the-Shelf (COTS) software products for satellite command and control: the EPOCH Integrated Product Suite (IPS) product line. EPOCH IPS has become the world market leader in commercial applications with successful installations on five continents.

Through its wholly-owned subsidiary, SAT Corporation, Integral Systems provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc., subsidiary, Integral Systems also provides software for equipment monitoring and control to satellite operators, broadcasters, and telecommunications firms. Integral Systems’ RT Logic subsidiary builds telemetry processing systems for military applications, including tracking stations, control centers, and range operations. Integral Systems’ Lumistar, Inc., subsidiary provides system- and board-level telemetry acquisition products. Integral Systems has approximately 500 employees working at its headquarters in Lanham.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share amounts)

	March 31, 2008	September 30, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,308	$23,894
Marketable securities, net	270	568
Accounts receivable, net of allowance for doubtful accounts	24,159	19,267
Cost and estimated earnings in excess of billings on uncompleted contracts	13,956	16,530
Prepaid expenses	1,072	1,464
Inventory	5,988	5,145
Other current assets	2,326	1,664

Total current assets	57,079	68,532

Property and equipment, net	16,570	15,234
Goodwill	51,304	51,304
Intangible assets, net	16	22
Software development costs, net	99	198
Other assets	731	771

Total assets	$125,799	$136,061

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,347	$9,416
Accrued expenses	9,366	8,948
Billings in excess of revenue for contracts in progress	11,830	11,150

Total current liabilities	28,543	29,514
Other non-current liabilities	22	—

Total liabilities	28,565	29,514

Stockholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, and 8,436,759 and 9,381,172 shares issued and outstanding at March 31, 2008 and September 30, 2007, respectively	84	94
Additional paid-in capital	57,032	60,907
Retained earnings	40,072	45,537
Accumulated other comprehensive income	46	9

Total stockholders’ equity	97,234	106,547

Total liabilities and stockholders’ equity	$125,799	$136,061

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
Revenue	$44,852	$29,012	$82,162	$56,435
Cost of revenue	32,663	20,351	54,617	38,627

Gross profit	12,189	8,661	27,545	17,808

Operating Expenses
SG&A	5,769	5,152	12,085	10,881
Research & development	618	508	1,328	972
Intangible asset amortization	2	59	5	119

Total Operating Expenses	6,389	5,719	13,418	11,972

Income from operations	5,800	2,942	14,127	5,836

Other income	265	389	200	633

Income before income tax	6,065	3,331	14,327	6,469

Provision for income taxes	2,092	1,189	3,331	2,268

Net income	$3,973	$2,142	$10,996	$4,201

Weighted average number of common shares - Basic	9,032	11,106	9,207	11,083

Earnings per share - Basic	$0.44	$0.19	$1.19	$0.38

Weighted average number of common shares - Diluted	9,054	11,142	9,207	11,134

Earnings per share - Diluted	$0.44	$0.19	$1.19	$0.38

Cash dividends per share	$—	$0.07	$—	$0.14

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Revenue:
Ground Systems - Government	$25,815	$14,654	$44,186	$29,129
Ground Systems - Commercial	6,778	5,752	14,381	11,733
Space Communication Systems	13,924	9,952	26,326	19,108
Elimination of intersegment sales	(1,665)	(1,346)	(2,731)	(3,535)

Total revenue	44,852	29,012	82,162	56,435

Cost of revenue:
Ground Systems - Government	21,560	12,249	33,021	23,811
Ground Systems - Commercial	4,238	3,546	8,549	7,188
Space Communication Systems	8,530	5,902	15,778	11,163
Elimination of intersegment cost	(1,665)	(1,346)	(2,731)	(3,535)

Total cost of revenue	32,663	20,351	54,617	38,627

Gross profit:
Ground Systems - Government	4,255	2,405	11,165	5,318
Gross Margin	16.5%	16.4%	25.3%	18.3%
Ground Systems - Commercial	2,540	2,206	5,832	4,545
Gross Margin	37.5%	38.4%	40.6%	38.7%
Space Communication Systems	5,394	4,050	10,548	7,945
Gross Margin	38.7%	40.7%	40.1%	41.6%

Total gross profit	12,189	8,661	27,545	17,808

Gross Margin	27.2%	29.9%	33.5%	31.6%
Operating expense:
Ground Systems - Government	2,093	1,482	4,886	3,467
Ground Systems - Commercial	1,420	1,116	2,814	2,382
Space Communication Systems	2,188	2,017	4,237	3,860
Selling, general & administrative expense and intersegment sales	688	1,104	1,481	2,263

Total operating expense	6,389	5,719	13,418	11,972

Operating income:
Ground Systems - Government	2,162	923	6,279	1,851
Operating margin	8.4%	6.3%	14.2%	6.4%
Ground Systems - Commercial	1,120	1,090	3,018	2,163
Operating margin	16.5%	18.9%	21.0%	18.4%
Space Communication Systems	3,206	2,033	6,311	4,085
Operating margin	23.0%	20.4%	24.0%	21.4%
Selling, general & administrative expense	(688)	(1,104)	(1,481)	(2,263)

Total operating income	5,800	2,942	14,127	5,836

Operating margin	12.9%	10.1%	17.2%	10.3%

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